February 19, 2015
PDC Energy Announces 2014 Year-End and Fourth Quarter Results, Reduces 2015 Capital Program to $473 Million and Maintains 50% Production Growth Guidance
DENVER, CO, February 19, 2015: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2014 year-end and fourth quarter financial and operating results from continuing operations. The Company also announced a reduction of its 2015 capital budget to $473 million from the previously announced $557 million. The Company maintains its 50% production growth guidance, driven by its five rig drilling program in the core Wattenberg.

2014 Highlights

•	Achieved 42% production growth over 2013 to 25,464 barrels of oil equivalent per day ("Boe/d") in 2014, or 9.3 million barrels of oil equivalent (“MMBoe”) for the year from continuing operations.

•	Crude oil and natural gas liquids (“NGLs”) production volumes accounted for 65% of 2014 production from continuing operations.

•	Completed a strategic divestiture of dry gas assets in the Marcellus Shale for approximately $250 million.

•	Increased total proved reserves to 250 MMBoe, an 11% increase from year-end 2013 adjusted for the Marcellus sale.

•	Increased proved, probable and possible ("3P") reserves 38% to 993 MMBoe from year-end 2013.

Bart Brookman, Chief Executive Officer and President, commented, “2014 was an excellent year for PDC as we continued to execute on our long-term growth strategy. We significantly grew production and cash flow while again achieving double digit growth in proved reserves. We completed our transition to a liquids-

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rich portfolio with the divestiture of our Marcellus assets, which increased our crude oil and NGLs production mix to approximately 65 percent. In 2015, we are focusing on further development of our inner and middle core Wattenberg assets while maintaining a strong balance sheet with top-tier debt metrics. We have seen significant reductions to our capital cost structure and expect to benefit from strong operational enhancements, both of which will increase our drilling economics in 2015. These improvements generate solid returns for PDC and our shareholders, even in this challenging commodity price environment. The Company is well-positioned both financially and operationally to continue its track record of strong organic growth."

Financial Results

Full Year 2014 Results

Net income for 2014 was $155.4 million, or $4.24 per diluted share, compared to a net loss of $22.3 million, or $0.69 per diluted share, for 2013. Net income includes $163.5 million of impairments primarily related to the Company’s Utica Shale development plan as a result of low commodity prices and reclassification of reserves. This compares to $52.5 million of impairments in 2013. Included in net income and adjusted net loss, a non-GAAP financial measure defined below, was a pre-tax gain of $76.3 million related to the divestiture of its Marcellus assets. Adjusted net loss was $37.7 million for 2014, compared to adjusted net income of $0.5 million for 2013. Adjusted net loss for 2014 excludes a pre-tax gain of $193.1 million compared to a pre-tax loss of $22.8 million in 2013 on unsettled commodity derivative instruments.

Net cash from operating activities was $236.7 million for 2014, compared to $159.2 million for 2013. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $250.2 million for 2014, compared to $207.8 million in 2013. Adjusted cash flow for 2014 was reduced by $40.3 million related to the settlement of two lawsuits during 2014.

Total revenues for 2014 were $856.2 million, a 118% increase from $392.7 million for 2013. Crude oil, natural gas and NGLs sales revenues increased 38% to $471.4 million in 2014 compared to $340.8 million in 2013. The average sales price, excluding net settlements on derivatives, was $50.72 per barrel of oil equivalent ("Boe") for 2014, compared to $52.23 per Boe for 2013.

Net commodity price risk management activities for 2014 resulted in a gain of $309.3 million. The gain was comprised of a $311.3 million increase in fair value of unsettled derivatives and a $2.0 million loss in net settlements. The positive net fair value of unsettled derivatives was primarily the result of lower crude oil index prices.

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Production costs for 2014, which include lease operating expenses ("LOE"), production taxes, transportation, gathering and processing expenses and certain production and engineering staff-related overhead costs, as well as other costs to operate wells and pipelines, were $83.6 million, or $9.00 per Boe, nearly 10% less on a per Boe basis compared to $64.9 million, or $9.94 per Boe, for 2013. The decrease in production costs on a per Boe basis in 2014 was primarily related to increased production volumes. LOE on a per Boe basis was $4.36 for 2014 compared to $4.78 for 2013.

General and administrative ("G&A") expense for 2014 was $115.9 million, up from $60.0 million in 2013, primarily due to $40.3 million in connection with previously-disclosed litigation. Incremental increases of $8.8 million in payroll and benefits, approximately half of which were non-cash stock-based charges, and $4.6 million in legal fees also contributed to the increase year-over-year. G&A expense, net of the one-time litigation expenses, decreased 11.6% on a per Boe basis to $8.13 for 2014, compared to $9.20 per Boe for 2013, due to the increase in production volumes.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $188.5 million, or $20.28 per Boe, in 2014, compared to $111.6 million, or $17.05 per Boe, in 2013. The increase in 2014 compared to 2013 is due primarily to increased production and a higher DD&A rate attributable to Utica production in southeast Ohio. DD&A from all sources was $201.7 million in 2014 compared to $129.5 million in 2013.

Interest expense for 2014 was $47.8 million compared to $50.1 million for 2013. The slight decrease in interest expense was primarily related to the use of cash proceeds from the Company’s 2013 equity offering to fund 2014 activity.

PDC's available liquidity as of December 31, 2014 was pro forma $648.3 million, compared to $647 million as of December 31, 2013. The slight increase in liquidity includes a $250 million increase to the Company’s borrowing base in October 2014. The Company, as of December 31, 2014, had $67.7 million drawn on its revolving credit facility, and cash and cash equivalents of $16.1 million. The Company incurred capital expenditures of $628.6 million during 2014, funded primarily from cash on hand, cash proceeds from the divestiture of its Marcellus assets and revenues from the sale of oil, natural gas and NGLs.

Fourth Quarter 2014 Results

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Net income for the fourth quarter of 2014 was $131.8 million, or $3.64 per diluted share, compared to $13.2 million, or $0.36 per diluted share, for the fourth quarter of 2013. Adjusted net loss was $39.9 million for the fourth quarter of 2014, compared to adjusted net income of $16.1 million for the same 2013 period. Net cash from operating activities was $34.7 million in the fourth quarter of 2014, compared to net cash from operating activities of $39.6 million in the fourth quarter of 2013. Adjusted cash flows from operations were $69.9 million in the fourth quarter of 2014, compared to $72.3 million in the same 2013 period.

Fourth quarter 2014 production from continuing operations increased 29% to 28,060 Boe/d compared to 21,735 Boe/d in the fourth quarter of 2013, and increased 10% compared to 25,600 Boe/d in the third quarter of 2014. The increase in fourth quarter 2014 production was primarily due to ongoing successful horizontal drilling in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues were $99.9 million in the fourth quarter of 2014, compared to $113.8 million in the fourth quarter of 2013. The average sales price, excluding net settlements on derivatives, was $38.68 per Boe for the fourth quarter of 2014, compared to $54.65 per Boe for the same 2013 period. The decline in average sales price per Boe was primarily attributable to lower crude oil prices.

Net commodity price risk management activities for the fourth quarter of 2014 resulted in a gain of $297.6 million, which was comprised of a $276.9 million gain in fair value of unsettled derivatives and $20.7 million of positive net settlements on derivatives.

Production costs were $19.0 million, or $7.37 per Boe, for the fourth quarter of 2014, compared to $19.2 million, or $9.58 per Boe, for the fourth quarter of 2013. The reduction in production costs on a Boe basis was primarily attributable to increased production volumes.

G&A expense was $19.3 million for the fourth quarter of 2014, up from $16.0 million for the fourth quarter of 2013, primarily due to legal and consulting fees for partnership-related litigation.

DD&A was $50.4 million, or $19.51 per Boe, in the fourth quarter of 2014, compared to $37.7 million, or $18.88 per Boe, in the fourth quarter of 2013. The increase in comparative periods was due to higher production volumes and a higher per Boe DD&A rate.

Interest expense for the fourth quarter of 2014 was $11.6 million compared to $12.3 million for the fourth quarter of 2013. The decrease in interest expense was primarily related to a higher percentage of capital expenditures funded with cash on hand.

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Updated 2015 Capital and Production Guidance

PDC’s 2015 updated capital budget is approximately $473 million, a decrease of 15% compared to its previously announced $557 million. The decrease is due to service cost reductions and an expected decrease in non-operated activity, which was partially offset by increased working interest in the operated drilling program. The Company’s plan to operate five drilling rigs in Wattenberg remains intact. The Company widened its 2015 production guidance range slightly to 13.5 - 14.5 MMBoe from 13.8 - 14.5 MMBoe, due to uncertainty regarding the timing of non-operated activity. Production growth from 2014 to the mid-point of the revised 2015 guidance range is 51%.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and twelve months ended December 31, 2014 and 2013:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in millions, except per Boe data)
Lease operating expenses	$10.8	$9.3	$40.5	$31.2
Production taxes	2.9	6.5	25.6	21.8
Transportation, gathering and processing expenses	1.3	1.6	4.6	5.2
Overhead and other production expenses	4.0	1.8	12.9	6.7
Total production costs	$19.0	$19.2	$83.6	$64.9
Total production costs per Boe	$7.37	$9.58	$9.00	$9.94

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and twelve months ended December 30, 2014 and 2013, excluding net settlements on derivatives:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	Percent	2014	2013	Percent

Crude oil (MBbls)
Wattenberg Field	1,053.6	946.3	11.3%	4,026.7	2,783.1	44.7%
Utica Shale	76.0	74.6	1.9%	295.2	122.8	140.4%
Other	—	—	*	—	3.8	*
Total	1,129.6	1,020.9	10.6%	4,321.9	2,909.7	48.5%

Weighted-Average Sales Price	$61.33	$88.62	(30.8)%	$80.67	$89.92	(10.3)%

Natural gas (MMcf)
Wattenberg Field	5,137.1	3,741.4	37.3%	17,108.9	12,724.3	34.5%
Utica Shale	513.6	449.8	*	2,152.9	561.1	283.7%
Other	36.2	—	*	36.2	2,145.8	(98.3)%
Total	5,686.9	4,191.2	35.7%	19,298.0	15,431.2	25.1%

Weighted-Average Sales Price	$3.47	$3.14	10.5%	$3.87	$3.24	19.4%

NGLs (MBbls)
Wattenberg Field	454.4	274.4	65.6%	1,605.7	1,034.4	55.2%
Utica Shale	49.6	5.8	*	150.5	8.8	*
Total	504.0	280.2	79.9%	1,756.2	1,043.2	68.3%

Weighted-Average Sales Price	$21.57	$30.43	(29.1)%	$27.39	$27.97	(2.1)%

Crude oil equivalent (MBoe)
Wattenberg Field	2,364.1	1,844.2	28.2%	8,483.8	5,938.2	42.9%
Utica Shale	211.3	155.4	*	804.6	225.2	257.3%
Other	6.0	—	*	6.0	361.3	(98.3)%
Total	2,581.4	1,999.6	29.1%	9,294.4	6,524.7	42.4%

Weighted-Average Sales Price	$38.68	$54.65	(29.2)%	$50.72	$52.23	(2.9)%
* Percentage change is either not meaningful, or equal to or greater than 300%.

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Annual Report on Form 10-K.

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Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2014, and other subsequent filings with the Securities and Exchange Commission ("SEC"), for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted cash flows from operations:
Net cash from operating activities	$34.7	$39.6	$236.7	$159.2
Changes in assets and liabilities	35.2	32.7	13.5	48.6
Adjusted cash flows from operations	$69.9	$72.3	$250.2	$207.8

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Adjusted Net Income (Loss)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted net income (loss):
Net income (loss)	$131.8	$13.2	$155.4	$(22.3)
(Gain) loss on commodity derivative instruments	(297.6)	2.6	(309.3)	23.7
Net settlements on commodity derivative instruments	20.7	2.1	(2.0)	13.1
Tax effect of above adjustments	105.2	(1.8)	118.2	(14.0)
Adjusted net income (loss)	$(39.9)	$16.1	$(37.7)	$0.5
Weighted-average diluted shares outstanding	36.1	36.8	36.7	32.4
Adjusted diluted net income (loss) per share	$(1.11)	$0.44	$(1.03)	$0.02

Adjusted EBITDA*
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income (loss) to adjusted EBITDA:
Net income (loss)	$131.8	$13.2	$155.4	$(22.3)
(Gain) loss on commodity derivative instruments	(297.6)	2.6	(309.3)	23.7
Net settlements on commodity derivative instruments	20.7	2.1	(2.0)	13.1
Interest expense, net	10.6	12.6	48.6	51.4
Income tax provision	82.6	8.1	99.2	(12.6)
Impairment of crude oil and natural gas properties	159.9	1.0	164.0	53.4
Depreciation, depletion and amortization	50.4	40.6	201.7	129.5
Accretion of asset retirement obligations	0.9	1.1	3.4	4.8
Adjusted EBITDA	$159.3	$81.3	$361.0	$241.0

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$34.7	$39.6	$236.7	$159.2
Interest expense, net	10.6	12.6	48.6	51.4
Stock-based compensation	(4.4)	(2.9)	(17.5)	(12.9)
Amortization of debt discount and issuance costs	(1.7)	(1.7)	(6.9)	(6.8)
Loss on sale of properties and equipment	76.4	(2.1)	76.0	(3.7)
Other	8.5	3.1	10.6	5.2
Changes in assets and liabilities	35.2	32.7	13.5	48.6
Adjusted EBITDA	$159.3	$81.3	$361.0	$241.0

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues
Crude oil, natural gas and NGLs sales	$99,857	$113,810	$471,413	$340,795
Sales from natural gas marketing	8,922	21,092	71,571	69,787
Commodity price risk management gain (loss), net	297,643	(1,844)	310,304	(23,919)
Well operations, pipeline income and other	1,269	2,321	2,919	6,002
Total revenues	407,691	135,379	856,207	392,665
Costs, expenses and other
Production costs	19,013	19,159	83,624	64,850
Cost of natural gas marketing	9,370	21,156	72,015	70,084
Exploration expense	174	1,687	947	6,334
Impairment of crude oil and natural gas properties	159,911	715	163,532	52,509
General and administrative expense	19,310	16,018	115,859	59,956
Depreciation, depletion and amortization	50,363	37,748	192,528	115,624
Accretion of asset retirement obligations	873	1,075	3,415	4,566
(Gain) loss on sale of properties and equipment	(70)	2,153	507	2,022
Total cost, expenses and other	258,944	99,711	632,427	375,945
Income from operations	148,747	35,668	223,780	16,720
Interest expense	(11,643)	(12,260)	(47,842)	(50,143)
Interest income	981	327	1,290	460
Income (loss) from continuing operations before income taxes	138,085	23,735	177,228	(32,963)
Provision for income taxes	(54,115)	(8,937)	(69,967)	11,852
Income (loss) from continuing operations	83,970	14,798	107,261	(21,111)
Income (loss) from discontinued operations, net of tax	47,782	(1,599)	48,174	(1,190)
Net income (loss)	$131,752	$13,199	$155,435	$(22,301)

Earnings per share:
Basic
Income (loss) from continuing operations	$2.34	$0.42	$3.00	$(0.65)
Income (loss) from discontinued operations, net of tax	1.33	(0.04)	1.34	(0.04)
Net income (loss)	$3.67	$0.38	$4.34	$(0.69)
Diluted
Income (loss) from continuing operations	$2.32	$0.40	$2.93	$(0.65)
Income (loss) from discontinued operations, net of tax	1.32	(0.04)	1.31	(0.04)
Net income (loss)	$3.64	$0.36	$4.24	$(0.69)

Weighted-average common shares outstanding:
Basic	35,847	35,620	35,784	32,426
Diluted	36,146	36,836	36,678	32,426

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2014 Fourth Quarter and Year-End Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2014 fourth quarter and year-end results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development; and Scott Reasoner, Senior Vice President Operations, for a conference call on Thursday, February 19, 2015, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, February 19, 2015, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 70857421

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 70857421
The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations
PDC is scheduled to present at the following conferences: JP Morgan Global High Yield & Leverage Finance Conference in Miami, FL on Monday, February 23, 2015; Credit Suisse Energy Summit in Vail, CO on Tuesday, February 24, 2015; and Howard Weil Energy Conference in New Orleans, LA on Tuesday, March 24, 2015. The Company also plans to participate in 1-on-1 meetings at the Wells Fargo E&P Forum in Boston, MA on Tuesday, March 10, 2015. Related slide presentations will be available on PDC's website, at www.pdce.com, at the start of each presentation.

Upcoming PDC Energy Analyst Day
The Company plans to host an Analyst Day in New York on Thursday, April 9, 2015 at the NASDAQ Market Site, 4 Times Square, New York, New York. Please see the Company's website at www.pdce.com for full details and webcast information. Please contact Kyle Sourk, Manager Investor Relations, via telephone (303-318-6150) or e-mail (kyle.sourk@pdce.com) to RSVP for the event. The related slide presentation is expected to be available on the Company's website immediately prior to the event.

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About PDC Energy, Inc.
PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.
NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future liquidity, cash flows and growth; future production, projects, capital expenditures and expenses; future debt metrics and financial condition; anticipated operational improvements, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

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•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All

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forward-looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced than proved reserves.

CONTACTS:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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